UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2003

CALPINE CORPORATION

(A Delaware Corporation)

Commission File Number: 001-12079

I.R.S. Employer Identification No. 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

ITEM 5. OTHER EVENTS

NEWS RELEASE
CONTACTS: (408) 995-5115
Media Relations: Katherine Potter, x1168
Investor Relations: Rick Barraza, x1125

Calpine Announces Separate Offerings of Senior Unsecured
Convertible Notes and Second-Priority Senior Secured Notes

     (SAN JOSE, CALIF.) / PR NEWSWIRE-First Call / November 6, 2003 – Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that it intends to commence offerings comprised of:

•	Approximately $600 million of senior unsecured convertible notes due 2023. The notes will be convertible into shares of Calpine common stock at a fixed conversion ratio and will bear interest. The final principal amount, conversion ratio and interest rate will be determined by market conditions. The senior unsecured convertible notes will rank equally and ratably with all other senior unsecured indebtedness of Calpine.

•	Approximately $400 million of a new series of second-priority senior secured notes. The final principal amount, interest rate and maturity date will be determined by market conditions. The senior notes will be secured by substantially all of the assets owned directly by Calpine Corporation, including natural gas and power plant assets and the stock of Calpine Energy Services and other subsidiaries. This security interest will rank equally and ratably with the security interests granted to holders of the second-priority senior secured notes issued by Calpine in July 2003 and to lenders under the second-priority senior secured term loans borrowed by Calpine in July 2003.

     Net proceeds from both of the offerings will be used to repay or repurchase existing indebtedness. The offerings will be independent transactions, and the closing of one offering will not be cross-conditioned upon the closing of the other.

     Both offerings will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

By: /s/ Charles B. Clark, Jr.

Charles B. Clark, Jr.
Senior Vice President and Controller
Chief Accounting Officer

Date: November 6, 2003